SCHEDULE 14c

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
THE SECURITIES EXCHANGE ACT OF 1934

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                      FRANKLIN FLOATING RATE MASTER TRUST
                (Name of Registrant as Specified in its Charter)

                      FRANKLIN FLOATING RATE MASTER TRUST
                (Name of Person(s) Filing Information Statement
                         if other than the Registrant)

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                              INFORMATION STATEMENT


RE: Shareholder Approval of a proposed change in subclassification under Sec. 5(a)(1) and 5(a)(2) of the Investment Company Act of 1940 from Closed-end company to Open-end company and to revoke a Fundamental Policy for the Franklin Floating Rate Master Trust requiring quarterly shareholder repurchase offers.

Dear Shareholder

The purpose of this information statement is to seek the approval of the Shareholders of Franklin Floating Rate Master Trust (the "Master Trust") of a proposed change in subclassification under Sec. 5(a)(1) and 5(a)(2) of the Investment Company Act of 1940 from Closed-end company to Open-end company and to revoke a Fundamental Policy for the Franklin Floating Rate Master Trust requiring quarterly shareholder repurchase offers.


I.    INTRODUCTION AND DISCUSSION


The Franklin Floating Rate Master Trust (the "Master Trust") was organized as a Delaware business trust and filed its Certificate of Trust in the State of Delaware on November 16, 1999. The Master Trust is registered with the SEC as a non-diversified closed-end management investment company that has one series of shares of beneficial interest, the Franklin Floating Rate Master Series (the "Fund"). The Master Trust's registration statement on Form N-2 became effective on March 24, 2000 and it commenced operations on March 27, 2000. Pursuant to exemption from registration under the 1933 Act, the Fund's shares are not registered under the 1933 Act and are offered continuously in private placements.

The Fund which operates as a "Master" fund in a "Master-Feeder" relationship currently has two institutional shareholders that are affiliated with the Adviser and who contributed start-up capital to the Fund and one feeder fund, the Franklin Floating Rate Fund plc, ("Feeder") that is an offshore fund organized in Ireland and regulated by Irish law. The Feeder is engaged in a continuous offering of its shares and invests substantially all of its assets in the Fund.

The Fund operates as an "interval" fund pursuant to Rule 23c-3 of the Rules and regulations of the Investment Company Act of 1940. Shareholders who wish to sell their shares are dependent on regular periodic repurchase offers in which the Fund, once each calendar quarter, offers to repurchase its shares at the then current NAV per share. The Fund's goal is to provide as high a level of current income and preservation of capital as is consistent with investment primarily in senior secured corporate loans and corporate debt securities with floating interest rates.

Management has determined that a strong interest exists on the part of investors in several global markets in an offering of the shares of the Feeder. However, the Feeder's method of providing shareholder liquidity through quarterly share repurchase offers received a negative reaction among potential investors and is not consistent with what competitors are offering in the market.

Accordingly Management has determined that a change from the Fund's fundamental policy requiring quarterly share repurchases under Rule 23c-3 to a policy of daily redemptions would be more consistent with demands of the global marketplace and that the proposed change in investment policy is beneficial and advantageous to shareholders of the Fund (and the Feeder).

Such a change would also necessitate a further change in the Master Trust's subclassification under Sec. 5(a)(1) and 5(a)(2) of the Investment Company Act of 1940 from Closed end-company to Open-end company.

A change from quarterly repurchase offers to the daily redemption policy of an open-end fund may have an impact on the fund's yield if portfolio management determines that it is necessary to maintain a higher percentage of the Fund's assets in cash to support daily redemptions. However, management expects that these changes will result in certain expense reductions and believes that the benefits to shareholders of daily liquidity outweigh and potential impact on yield, particularly when the added benefit of a reduction in the expense associated with conducting the quarterly repurchase offers is considered.

Moreover, Management believes that this change will open new markets previously unavailable to the Fund resulting in substantial growth of assets under management thereby reducing overall costs to shareholders. This anticipated growth in assets would also act to minimize over the longer term any possible reduction in yield. In addition, Portfolio advises that the breadth and depth of the trading market for bank loans have matured sufficiently to support daily liquidity for the Fund.

Given the strong interest from potential investors in various global markets for a floating rate investment product which offers shareholder liquidity with daily redemptions instead of quarterly repurchase offers, management recommends that the Board adopt these proposed changes subject to shareholder approval. The Feeder fund has already made application to the Irish regulatory authorities to permit this change.

Management therefore recommends that the Trustees recommend to shareholders of the Fund that they approve a proposed change in the Master Trust's subclassification under Sec. 5(a)(1) and 5(a)(2) of the Investment Company Act of 1940 (the "Act") from Closed-end company to Open-end company and to the Fund's fundamental investment policy on making quarterly repurchase offers for shares of the Franklin Floating Rate Master Series by revoking such policy.

II.   SHAREHOLDER APPROVAL REQUIRED

Section 13(a) of the 40 Act requires that such a change in investment policy be approved by a majority of the outstanding voting securities of the investment company. In addition, the Fund, pursuant to the provisions of Rule 23c-3, has adopted as a fundamental policy certain shareholder repurchase policies providing that each quarter the Fund will make a repurchase offer to repurchase a portion of the Fund's outstanding shares from shareholders who request repurchases. This repurchase policy may not be changed without the vote of the holders of a majority of the Fund's outstanding common shares. Because the Fund only has three shareholders, the Chase Manhattan Bank Ireland, FBO Franklin Floating Rate Fund PLC and two institutional investors affiliated with the Adviser, management proposes that the necessary shareholder approval be provided in the form of a "Action by Shareholders" as permitted under Delaware law. As of the most recent date available, the Chase Manhattan Bank Ireland, FBO Franklin Floating Rate Fund PLC, owned 99.90% of the Fund's issued and outstanding Common Shares.


III.   INCORPORATION BY REFERENCE

The prospectus and statement of additional information dated December 1, 2001, for Franklin Floating Rate Master Trust, as filed with the Securities and Exchange Commission under Form Type POS AMI on November 29, 2001 (File No. 811-09869) are hereby incorporated by reference.


IV.   PROPOSED CHANGES

      Management seeks your approval of:

      > a Proposed Change in the subclassification of the Master Trust under Sec. 5(a)(1) and 5(a)(2) of the Investment Company Act of 1940 from Closed-end company to Open-end company; and

      > that Shareholders of the Master Trust vote to revoke a Fundamental Policy for the Master Trust requiring quarterly shareholder repurchase offers.

Management believes that the proposed changes to the Fund to be in the best interests of the Fund and the Shareholders as a whole and are beneficial advantageous to shareholders of the Fund (and the Feeder). Management therefore recommends that shareholders of the Fund approve a proposed change in subclassification under Sec. 5(a)(1) and 5(a)(2) of the Investment Company Act of 1940 from Closed-end company to Open-end company and to the Fund's fundamental investment policy on making quarterly repurchase offers for shares of the Franklin Floating Rate Master Series by revoking such policy.

We recommend that you approve the proposals described above by executing the attached written resolutions.


                                     #####


                     PROPOSED FORM OF ACTION OF SHAREHOLDERS

                       FRANKLIN FLOATING RATE MASTER TRUST

                    ACTION OF SHAREHOLDERS BY WRITTEN CONSENT


           The undersigned, being the shareholders of the Franklin Floating Rate Master Series (the "Fund"), a series of Franklin Floating Rate Master Trust (the "Trust"), do hereby take the following actions and does hereby consent to the following resolutions:


           RESOLVED: That a Proposal to change the Trust's sub-classification under Sec. 5(a)(1) and 5(a)(2) of the Investment Company Act of 1940 from Closed-end company to Open-end company be approved and further that the Trust's officers and trustees be authorized to make all necessary filings with the Securities and Exchange Commission in connection therewith and to take any and all further actions necessary to implement this proposed change.


           RESOLVED: That the Trust's fundamental policy concerning certain shareholder repurchase policies which provide that each calendar quarter the Trust will make a repurchase offer to repurchase a portion of the Trust's outstanding shares from shareholders who request repurchases, be, and it hereby is, revoked.



           By execution hereof, the undersigned shareholders waive prior notice of the foregoing action by written consent.


Dated:  June 10, 2002


                          FRANKLIN RESOURCES, INC.

                          By:  _____________________
                                Murray L. Simpson
                                Executive Vice President and
                                General Counsel



                          TEMPLETON INVESTMENT COUNSEL, INC.

                          By:   _____________________
                                Martin L. Flanagan
                                Executive Vice President



                          CHASE MANHATTAN BANK IRELAND, FBO FRANKLIN FLOATING RATE FUND PLC

                          By: _________________________


                                    Appendix

The following is taken from the Master Trust's prospectus:

PERIODIC OFFERS BY THE FUND TO REPURCHASE COMMON SHARES FROM SHAREHOLDERS.

The Fund is not aware of any currently existing secondary market for Common Shares and does not anticipate that a secondary market will develop for Common Shares. A secondary market is a market, exchange facility or system for quoting bid and asking prices where securities such as the Common Shares can be readily bought and sold among holders of the securities after they are initially distributed. Without a secondary market, Common Shares are not liquid, which means that they are not readily marketable. However, the Fund has taken action to provide liquidity to shareholders. The Fund has adopted share repurchase policies as fundamental policies. This means the policies may not be changed without the vote of the holders of a majority of the Fund's outstanding voting securities. These policies provide that each quarter, the Fund will make a Repurchase Offer to repurchase a portion of the outstanding Common Shares from shareholders who request repurchases. The Fund will suspend or delay a Repurchase Offer only if certain regulatory requirements (described in the notice of the Repurchase Offer) are met. See "Suspension or Postponement of Repurchase Offer." The price of the repurchases of Common Shares normally will be the Net Asset Value per share determined as of the close of business (1:00 p.m. Pacific time) on the date the Repurchase Offer ends or within a maximum of fourteen days after the Repurchase Offer ends as described below.